Exhibit 23.1




                      Consent of Independent Accountants



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 1997 which is included as part of Exhibit 13 - the Ingersoll-Rand Company Annual Report to Shareowners for 1996, which is incorporated by reference in Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1996.
We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is included as part of Item 14(a) of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in Item 5 of such Registration Statement.



PRICE WATERHOUSE LLP


Morristown, New Jersey
December 12, 1997